Exhibit 99.1

[LOGO]
GREENMAN
TECHNOLOGIES
                                                           News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:  Chuck Coppa, CFO or Bob Davis, CEO
           GreenMan Technologies, 781/224-2411

               GreenMan Technologies, Inc. Reports Second Quarter;
             Revenue Increases 11 Percent During Challenging Quarter

      LYNNFIELD, Massachusetts - May 14, 2003-- GreenMan Technologies, Inc. (AMEX: GRN) today announced results for its second quarter ended March 31, 2003.

      Bob Davis, GreenMan's President and Chief Executive Officer said "Current economic conditions and world events coupled with a harsh winter in the mid-west and non-controllable marketplace events provided for a very challenging second quarter. Despite these circumstances we have maintained our continued commitment to make the correct long term decisions for GreenMan's growth and prosperity." Mr. Davis added "Despite the negative first half performance, I am a firm believer that building strength during a down market will position us to maximize performance as market conditions improve. Over $2.5 million has been committed to upgrade our Iowa processing capacity, increase our ability to produce higher value added products in Minnesota and to establish a new collection and processing operation in Tennessee and we are beginning to realize the benefits from these investments."

      Chuck Coppa, GreenMan's Chief Financial Officer said, "Unfortunately successful long term strategies are not executed over three month time frames." Mr. Coppa added, "As we head into the historically strongest portion of our fiscal year, we are confident that inbound tire volumes and out-going product shipments will increase. We anticipate a profitable second half of the year; the magnitude of which will be positively impacted by our ability to quickly re-establish our Georgia waste wire processing capacity and establish similar capacity during the fourth quarter in Minnesota and Tennessee."

Three Months ended March 31, 2003 Compared to the Three Months ended March 31, 2002

     Net sales for the three months ended March 31, 2003 increased 11 percent or $588,000 to $6,148,000 as compared to $5,561,000 for the three months ended March 31, 2002. The increase was primarily attributable to the inclusion of the operations of two new subsidiaries formed in connection with fiscal 2002 acquisitions and the majority owned joint venture formed in fiscal 2002 as well as increased end product sales which accounted for 23 percent of consolidated revenues for the three months ended March 31, 2003 as compared to 14 percent for the same period last year. GreenMan processed 6.0 million passenger tire equivalents during the three months ended March 31, 2003, as compared to 5.4 million passenger tire equivalents for the three months ended March 31, 2002. The overall quality of revenue (revenue per passenger tire equivalent) improved slightly due to improved end product sales which offset a 12 percent reduction in tipping fees and lower tire volumes in certain markets due to current economic conditions, world events and completion of several large on-going tire pile cleanups during the summer of 2002. In addition, adverse weather conditions in the mid-west slowed incoming tire volumes and material flow and delayed shipments of over one million pounds of crumb rubber into the third quarter as job sites were not able to accept material.

     Gross profit for the three months ended March 31, 2003 was $595,000 or 10 percent of net sales as compared to $1,343,000 or 24 percent of net sales for the three months ended March 31, 2002. The decrease was attributable to: (1) the completion of several tire pile cleanups during fiscal 2002 which have historically provided additional tire volumes and profitability during this seasonally slower quarter; (2) previously reported corporate-wide insurance cost increases of more than $135,000 per quarter as well as increased fuel and transportation costs; (3) $125,000 of increased raw material costs incurred by our Iowa operation resulting from the need to supplement crumb rubber feedstock requirements externally during


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GreenMan Technologies, Inc. Press Release
May 14, 2003                                                             Page 2.
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this period of seasonally lower inbound volumes; (4) more than $120,000 of excess transportation costs necessitated by processing Tennessee-sourced tires at our Georgia facility until the previously announced Nashville facility commences operation; (5) more than $75,000 in lost profitability due to boiler problems experienced at two large tire derived fuel ("TDF") customers and (6) approximately $45,000 of operating inefficiencies associated with the transition of Wisconsin operations to a whole tire transfer station which is anticipated to be completed during the fourth quarter.

     Selling, general and administrative expenses for the quarter ended March 31, 2003 were $1,452,000 or 24 percent of net sales as compared to $925,000 or 17 percent of net sales for the three months ended March 31, 2002. The increase is primarily attributable to inclusion of the operations of two new subsidiaries and joint venture formed in fiscal 2002. In addition, results for the quarter ended March 31, 2003 include approximately $80,000 associated with the initial startup at the recently announced Tennessee operation.

     Interest and financing expenses increased approximately $40,000 during the quarter ended March 31, 2003 as a result of increased borrowings associated with the fiscal 2002 acquisitions and recent equipment upgrades.

     GreenMan's net loss for the quarter ended March 31, 2003 was $1,184,000 or $.08 per share as compared to a net income of $214,000, or $.02 per share for the quarter ended March 31, 2002, which included $61,000 of other income associated with forgiveness of debt. {Note: Total charges associated with increased insurance and crumb rubber raw material costs, excess Tennessee related transportation; initial start up costs associated with our new Tennessee operation (February 5, 2003); the Wisconsin transition and boiler problems at two large TDF customers exceeded $580,000 for the quarter ended March 31, 2003}.

Six Months ended March 31, 2003 Compared to the Six Months ended March 31, 2002

      Net sales for the six months ended March 31, 2003 increased 19 percent or $2,242,000 to $14,112,000 as compared to $11,869,000 for the six months ended March 31, 2002. The increase was primarily attributable to the inclusion of operations of three new subsidiaries formed in connection with fiscal 2002 acquisitions and the majority owned joint venture formed in fiscal 2002 as well as increased end product sales which accounted for 20 percent of consolidated revenues for the six months ended March 31, 2003 as compared to 13 percent for the same period last year. GreenMan processed 14 million passenger tire equivalents during the six months ended March 31, 2003, as compared to 11.2 million passenger tire equivalents for the six months ended March 31, 2002. The overall quality of revenue (revenue per passenger tire equivalent) benefited from increased end product sales but decreased 4 percent overall as a result of a 14 percent reduction in tipping fees and lower tire volumes in certain markets in response to current economic conditions, world events and completion of several large on-going tire pile cleanups during the summer of 2002. In addition, adverse weather conditions in the mid-west slowed incoming tire volumes and material flow and delayed shipments of over one million pounds of crumb rubber into the third quarter as job sites were not able to accept material.

     Gross profit for the six months ended March 31, 2003 was $1,981,000 or 14 percent of net sales as compared to $2,786,000 or 23 percent of net sales for the three months ended March 31, 2002. The decrease was attributable to: (1) previously reported corporate-wide insurance cost increases of more than $135,000 per quarter as well as increased fuel and transportation costs; (2) $260,000 of increased raw material costs incurred by our Iowa operations resulting from the need to supplement crumb rubber feedstock requirements externally during this period of seasonally lower inbound volumes; (3) more than $240,000 of excess transportation costs necessitated by processing Tennessee-sourced tires at our Georgia plant until the Nashville facility commences operation; (4) completion of several tire pile cleanups during fiscal 2002; (5) approximately $150,000 relating to costs specifically associated with operational disruptions and increased transportation costs due to a complete processing equipment upgrade in Iowa which was completed in February 2003; (6) more than $75,000 in lost profitability due to boiler problems experienced at two large TDF customers and (7) approximately $105,000 relating to operating and startup losses associated with a terminated kiln relationship and commercialization efforts of our roofing shingle project.


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GreenMan Technologies, Inc. Press Release
May 14, 2003                                                             Page 3.
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     Selling, general and administrative expenses for the six months ended March
31, 2003 were $2,832,000 or 20 percent of sales as compared to $1,854,000 or 16 percent of sales for the six months ended March 31, 2002. The results for the six months ended March 31, 2003, include the operations of three new subsidiaries formed in connection with fiscal 2002 acquisitions and the majority owned joint venture formed in fiscal 2002. In addition, the March 31, 2003 year-to-date results include approximately $55,000 of costs relating to GreenMan's curtailed specialty waste initiatives and approximately $115,000 associated with the initial startup of the recently announced Tennessee operation.

     GreenMan reported a net loss of $1,536,000 or $.10 per basic share for the six months ended March 31, 2003 as compared to net income of $461,000 or $.03 per basic share for the six months ended March 31, 2002, which included $61,000 of other income associated with forgiveness of debt. {Note: Total charges associated with the Iowa upgrade, increased insurance and crumb rubber raw material costs, excess Tennessee related transportation; initial start up costs associated with our new Tennessee operation, terminated kiln relationship operating losses, the Wisconsin transition; curtailed specialty waste initiative, roofing shingle commercialization and boiler problems at two large TDF customers exceeded $1,270,000 for the six months ended March 31, 2003}

     GreenMan will hold a conference call on Monday, May 19, 2003 at 12 PM (Eastern Time) to discuss the results for its second quarter ended March 31, 2003. To participate in the call please call 1-800-937-6563.


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
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With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the fiscal year ended September 30, 2002. The Company disclaims any intent or obligation to update these "forward-looking" statements.

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GreenMan Technologies, Inc. Press Release
May 14, 2003                                                             Page 4.
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Condensed Consolidated Statements of Income
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
                                                Three Months Ended            Six Months Ended
                                             March 31,      March 31,      March 31,      March 31,
                                               2003           2002           2003           2002
                                            -----------    -----------    -----------    -----------

Net sales ...............................   $ 6,148,434    $ 5,560,649    $14,111,891    $11,869,423
Cost of sales ...........................     5,553,375      4,217,149     12,130,836      9,083,369
                                            -----------    -----------    -----------    -----------
Gross profit ............................       595,059      1,343,500      1,981,055      2,786,054
                                            -----------    -----------    -----------    -----------
Operating expenses:
   Selling, general and administrative ..     1,452,219        925,324      2,831,533      1,854,071
                                            -----------    -----------    -----------    -----------
Operating (loss) profit .................      (857,160)       418,176       (850,478)       931,983
                                            -----------    -----------    -----------    -----------
Other (expenses) income, net ............      (326,344)      (209,158)      (685,322)      (470,423)
Income taxes ............................            --         (5,000)           550            700
                                            -----------    -----------    -----------    -----------
Net income (loss) .......................   $(1,183,504)   $   214,018    $(1,536,350)   $   460,860
                                            ===========    ===========    ===========    ===========

Net income (loss) per share - basic .....   $     (0.08)   $      0.02    $     (0.10)   $      0.03
                                            ===========    ===========    ===========    ===========

Weighted average shares outstanding .....    15,705,360     13,993,701     15,690,522     13,817,048
                                            ===========    ===========    ===========    ===========

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Condensed Consolidated Balance Sheet Data
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                                             March 31, 2003   September 30, 2002
                                             --------------   ------------------

                   Assets

Current assets .............................  $ 5,224,626        $ 6,351,818
Property, plant and equipment (net) ........   11,402,844         10,845,337
Goodwill (net)..............................    3,413,894          3,413,894
Other assets ...............................    1,228,127          1,342,195
                                              -----------        -----------
                                              $21,269,491        $21,953,244
                                              ===========        ===========

     Liabilities and Stockholders' Equity

Current liabilities ........................   $7,485,853         $6,849,185
Notes payable, non-current .................    7,539,019          7,364,932
Capital lease obligations, non-current......    2,097,642          2,176,000
Stockholders' equity .......................    4,146,977          5,563,127
                                              -----------        -----------
                                              $21,269,491        $21,953,244
                                              ===========        ===========